Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 8, 2011, with respect to the statement of revenues and certain expenses of the Texarkana Property for the year ended December 31, 2010, which is included in American Realty Capital Healthcare Trust, Inc.’s Current Report (Form 8-K/A) dated July 8, 2011, filed with the U.S. Securities and Exchange Commission.

We hereby consent to the incorporation by reference of said report in the Registration Statement of American Realty Capital Healthcare Trust, Inc. on Form S-11 (File No. 333-169075, effective May 10, 2011).

GRANT THORNTON, LLP

Philadelphia, Pennsylvania

July 8, 2011